Exhibit 99.2

Call Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Laura Mehrl

Operator:

Good afternoon and welcome to Diodes Incorporated’s second quarter 2011 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star key followed by the zero on your touchtone phone.

As a reminder, this conference call is being recorded today, Tuesday, August 9, 2011. I would now like to turn the call to Leanne Sievers of Shelton Group Investor Relations. Leanne, please go ahead.

Introduction: Leanne Sievers, EVP of Shelton Group

Good afternoon and welcome to Diodes’ second quarter 2011 earnings conference call. I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.

With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, August 9, 2011. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.

Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s press release are definitions and reconciliations of GAAP net income to non-GAAP adjusted net income and GAAP net income to EBITDA, which provide additional details. Also, throughout the Company’s press release and management’s statements during this conference call, we refer to “net income attributable to common stockholders” as “GAAP net income.”

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.

And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Dr. Keh-Shew Lu, President and CEO

Thank you, Leanne.

Welcome everyone, and thank you for joining us today.

Revenue during the quarter increased over $20 million, or 14 percent, from the prior year period reaching a record of $170 million as we gained additional market share due to our continued focus on design wins, new products and customer expansion. In the second quarter, Asia and North America revenue increased sequentially, while Europe declined as this region began to show signs of increasing weakness during the quarter due to the economic instability in a number of European countries.

In fact, in May we started to see a general market slowdown on a global basis, specifically in the consumer, computer and LCD TV markets, and this trend continued to accelerate during the last several weeks of the quarter. Orders did not materialize as expected in June as customers looked for greater clarity on the global macro environment. We believe the current climate also resulted in weaker consumer confidence during the quarter. This weakness impacted several of our customers that build products specifically for the U.S. and European markets. Distributor inventory days were down slightly in the second quarter, while channel inventory was at the high end of the preferred range as we exited the quarter. In July, we experienced continued weakening in the consumer and computer markets and the demand for the rest of the quarter remains uncertain.

Gross margin in the second quarter was also impacted by the softening demand, which caused a mix change to lower margin commodity products to support revenue. Additionally, there was a slower than expected ramp in productivity due to the training requirements for replacing operators as a result of the previously announced China labor shortages. Although it took longer than anticipated, we currently expect to have fully trained operators in place by end of the third quarter.

Because of the poor macro economic conditions around the world and our own uncertain market conditions, we have taken actions to minimize the impact on us financially. We have delayed approximately 40 percent of our planned capital expenditures for the second half of 2011, not including our Chengdu site development, and are maintaining our current headcount until we see how the market develops.

Despite these short-term market challenges, I am confident that we are well positioned with our customers. We have a broadened product portfolio with design win momentum and the installed capacity that should enable us to expand our revenues and margins as demand improves.

One other comment I would like to make before turning the call over to Rick is about our Chengdu facility. On July 19, Diodes broke ground on our new production site in the Hi-Tech Industrial Development Zone in Chengdu, China. As I have mentioned on previous calls, the Chengdu site will be an expansion of our manufacturing presence in China. The ground breaking was well attended by local officials. We will begin construction of the initial buildings in August with completion scheduled for the first half of 2012. Until the buildings are completed, we have established a pilot line in a leased facility next to our site in Chengdu with about 100 people. The products from this pilot line have been qualified, and we shipped approximately 12 million units in June and 37 million units in July. We expect output will ramp to approximately 120 million per month during the first quarter of 2012.

With that, I will now turn the call over to Rick to discuss our second quarter financial results and third quarter guidance in more detail.

Rick White, CFO

Thanks, Dr. Lu, and good afternoon everyone.

Revenue for the second quarter of 2011 was $169.8 million, an increase of 14 percent over the $149.2 million in the second quarter of 2010, and an increase of 5 percent from the $161.6 million in the first quarter of 2011. The increase in revenue was due to demand for our products used in tablets, notebooks, smartphones and LCD TVs.

Gross profit for the second quarter was $55.6 million, or 32.8 percent of revenue, compared to $53.5 million, or 35.8 percent, in the second quarter of 2010 and $57.4 million, or 35.5 percent, in the first quarter 2011. The sequential decline in gross profit margin was due primarily to a shift in product mix to lower margin products and reduced fixed cost coverage. Lower factory utilization than forecasted was a result of a slower than expected improvement in productivity related to manufacturing operators hired to replace employees following the previously disclosed manpower shortages at our Shanghai packaging facilities.

Total operating expenses for the second quarter were $30.3 million, or 17.8 percent of revenue, which was in-line with the 18 percent of revenue last quarter.

Looking specifically at Selling, General and Administrative expenses for the second quarter, SG&A was approximately $22.6 million, or 13.3 percent of revenue, which was in line with the 13.3 percent of revenue last quarter and an improvement from the 14.4 percent of revenue in the second quarter of 2010.

Investment in Research and Development for the second quarter was $6.5 million, or 3.8 percent of revenue, which was comparable to last quarter of $6.5 million, or 4 percent of revenue, and a decrease from the $6.8 million, or 4.6 percent of revenue, in the previous year period.

Total Other Expense amounted to $1.9 million for the quarter.

Looking at interest income and expense, we had approximately $312,000 of interest income on our cash balances and approximately $1.0 million of interest expense primarily related to our Convertible Senior Notes.

During the second quarter, we recorded approximately $2 million of non-cash, amortization of debt discount related to the U.S. GAAP requirement to separately account for a liability and equity component of our Convertible Senior Notes. Also included in Total Other Expense was a foreign currency gain of $400,000.

Income Before Income Taxes and Noncontrolling Interest in the second quarter amounted to $23.4 million, compared to income of $20.6 million in the second quarter of 2010 and $25.1 million in the first quarter of 2011.

Turning to income taxes, our effective income tax rate in the second quarter was 20.1 percent, which was within our guidance.

GAAP net income for the second quarter was $18.0 million, or $0.38 per diluted share, compared to $16.6 million, or $0.37 per diluted share, in the second quarter of 2010 and $19.7 million, or $0.42 per diluted share, in the first quarter of 2011. The share count used to compute GAAP diluted EPS for the second quarter was 47.1 million shares.

Second quarter Non-GAAP adjusted net income was $20.1 million, or $0.43 per diluted share, which excluded, net of tax, $1.3 million of non-cash interest expense related to the amortization of debt discount on the Convertible Senior Notes and $800,000 of non-cash acquisition related intangible asset amortization costs. We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details. Included in second quarter GAAP and non-GAAP adjusted net income was approximately $2.4 million, net of tax, of non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per share.

Turning to the balance sheet, at the end of the second quarter, we had approximately $290 million in cash, and our working capital was approximately $316 million. We had approximately $273 million in current liabilities, of which approximately $132 million related to our Convertible Senior Notes, which are redeemable in October 2011.

At the end of the second quarter, inventory was approximately $129 million, an increase of approximately $6 million from the first quarter. This increase was due to a $6 million increase in Finished Goods and a $1 million increase in Work in Process, partially offset by $1 million decrease in Raw Materials. Inventory days improved to 100, compared to 105 days in the first quarter of 2011.

Accounts receivable was approximately $144 million and A/R days were 78.

Capital expenditures were $35.8 million during the second quarter, which included $4.5 million for our Chengdu site expansion. Excluding this amount, CapEx was 18.4 percent of revenue, compared to 11 percent in the first quarter. As Dr. Lu mentioned we are continuing with our Chengdu Site development, but have delayed approximately 40 percent of our second half capex, not including Chengdu, due to market conditions. For 2011 we expect CapEx to be at the low end of our targeted range of 10 to 12 percent of revenue, not including Chengdu.

Depreciation and amortization expense for the second quarter was $15.0 million.

Cash flow from operations for the second quarter was $32.4 million, net cash flow was $11.6 million and free cash flow was break-even, including CapEx investment in the quarter.

Turning to our Outlook…

In terms of third quarter guidance, we expect revenue to range between $160 million and $170 million, or flat to down 6 percent sequentially. We expect gross margin to be 32 percent, plus or minus 1.5 percent. Operating expenses are expected to be comparable to the second quarter on a dollar basis. We expect our income tax rate to range between 17 and 23 percent, and shares used to calculate GAAP EPS for the third quarter are anticipated to be approximately 48 million.

With that said, I will now turn the call over to Mark King.

Mark King, Senior VP of Sales and Marketing

Thank you, Rick, and good afternoon.

As Dr. Lu and Rick have mentioned today, our second quarter revenue increased 5 percent sequentially despite the softening that began in the latter part of the quarter. The increase in revenue was due to demand for our products used in tablets, notebooks and smartphones. The global economic uncertainty began to impact overall demand late in the quarter, in particular the consumer and computing markets. Distributor POP was up 10 percent sequentially, while distributor POS grew 7 percent in the quarter. Inventory days improved slightly from the first quarter, but global channel inventory was up and at the top level of our preferred range. Our new product momentum remains strong and design win activity continued to be at high levels in both quality and quantity, both of which should help drive revenue and margin expansion once the demand environment improves.

In terms of Global Sales, Asia represented 74 percent of revenue, Europe 13 percent and North America also 13 percent. Asia and North America increased sequentially in the quarter, while Europe declined due to the accelerating weakness in this region. More recently, we are beginning to see similar trends in North America due to the weaker consumer confidence, but the situation in Europe is far more pronounced than in our other regions.

Our end market breakout consisted of consumer representing 34 percent of revenue, computing 26 percent, industrial 21 percent, communications 16percent, and automotive 3 percent.

Now turning to new products – traction remains strong on new product releases, and we reached another quarter of record revenue for SBR® and MOSFET products on the discrete side and USB power switches on the analog side. We also saw gains in bipolar transistors as well as continued success with our LED drivers, which showed strong growth quarter over quarter. New product introductions and design-in’s remain exceptionally high, and we continue to expect this to be a key driver going forward.

Looking specifically at our discrete product line, we introduced 63 products across 7 products families. The MOSFET product line continued its record growth trend, and we saw key design wins ramp for LED TV and smartphones. During the quarter, we introduced our first chip-scale MOSFET package, which is ideally suited for ultra-portable applications such as smartphones. Another first for us was the introduction of a range of products packaged in our new powerDI 3333 that delivers equivalent performance to an SO8 package, while occupying only 30 percent of the PCB area also with a lower profile.

In the SBR® product line, we announced the expansion of the DiodeStar product family targeted for high performance applications like LCD/LED television. We also released the first SBR® product family specifically designed for automotive applications, offering low VF while maintaining high temperature stability and reliability. Notable design wins in SBR® included adapters for portable electronics, printers and industrial lighting.

Now turning to analog new product introductions, we released 72 new products across 8 product families. We also completed our automotive qualification on our LDO series and LED drivers. New product highlights include the introduction of the industry’s smallest dual-output, omnipolar Hall Effect switch. This micropower device was developed specifically for portable and battery-powered consumer electronics, such as cell phones and camcorders.

Design win activity on our Hall Effect switch product line remained strong throughout the quarter with several large wins in major smartphone platforms in addition to continued advances in notebooks. In the power management area, we released our first synchronous DC-DC converters. These highly integrated devices offer a wide operating range while maintaining excellent efficiency. We also continued to expand our USB power switch line with the addition of several new 2Amp devices. These high performance products support both USB 2.0 and 3.0 standards, and their wide operating temperature range is excellent for consumer and industrial applications.

Design-win progress and revenue growth was also notable in our LED lighting products, driven primarily by our general illumination devices. In fact, we are designed into a bulb-replacement application for a major worldwide retailer who has recently announced an initiative to invest in energy-efficient technologies for use in their stores worldwide.

Now, moving to Logic – During the quarter, we also significantly expanded our footprint in the Logic market, with the release of several new families of devices. We added dual-gate logic products to our LVC logic family, releasing six of the industry’s most popular functions in three different packages, including the miniature DFN1010. We are the only logic supplier that offers 14 LVC logic functions in this extremely space-efficient package. In the second quarter we also released our first low-power, advanced high-speed CMOS logic product family. This product is specifically optimized to operate with TTL input supply voltages enabling communication with legacy circuits, which is a capability currently experiencing strong demand.

In summary, we remain positive on our business, although the macro environment remains uncertain, we are confident in the progress we are making with customer expansion, new product initiatives and design win traction. Because of the recent market weakness we have taken the necessary adjustments in our business and capital investments until such time that the demand environment improves.

With that, I’ll open the call for questions – Operator?

Upon Completion of the Q&A…

Dr. Lu: Thank you for your participation today. Operator, you may now disconnect.